CUSIP No. 152418109                                         Page 21 of 31 Pages

                                                                       EXHIBIT 7

                                  May 22, 2002

Ms. Rhoda K. Astone
Secretary and Clerk
Central Bancorp, Inc.
399 Highland Avenue
Somerville, MA 02144

         Re:     Demand For Stockholder Materials

Dear Ms. Astone:

As you know, I recently visited the Bank's headquarters in Somerville to review and make copies of the Central Bancorp stockholder list and other items requested in my letter of March 1, 2002. Among other things, I requested the following: A list of the names, addresses and securities positions of non-objecting beneficial owners and acquiescing beneficial owners obtained by Central from brokers and dealers pursuant to the applicable rules promulgated under the Securities Exchange Act of 1934, as amended. If such list is not available as of a recent date, such list should be requested.

As you know, Massachusetts law, as well as Rule 14a-7 promulgated under the Securities Exchange Act of 1934, requires the Bancorp to provide such a "NOBO" list if one is in the possession of the Bancorp.

Please confirm to me in writing that the Bancorp did not provide me with a list of non-objecting beneficial owners and acquiescing beneficial owners because no such list was in the Bancorp's possession.

If the Bancorp is in possession of such a list please notify me so we can arrange a mutually convenient time for me or my representative to review and make copies of it. Please note that the latest dated list of non-objecting and acquiescing beneficial owners should be provided, even if that list is dated prior to 2002.

Please feel free to call me (telephone: 973-360-1666; fax: 973-360-1720) or my counsel, Mr. Phillip Goldberg, Foley & Lardner, 330 North Wabash Avenue, Suite 3300, Chicago, IL 60611 (telephone: 312-755-2549; fax 312-755-1925) at any time with any questions.

                                                     Very truly yours,

                                                     /s/ Richard J. Lashley

                                                     Richard J. Lashley